News Release
For Release May 13, 2019
9:00 AM

Contact:	Michael C. Crapps, President & Chief Executive Officer

Robin D. Brown, Executive Vice President & Chief Marketing Officer

(803) 951- 2265

First Community Announces Executive Retirements and Promotion

Lexington, SC – May 13, 2019 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced that two members of the company and the bank’s Executive Leadership Team, Chief Credit Officer, David Proctor, and Chief Financial Officer, Joe Sawyer, plan to retire in 2019. Mr. Proctor will retire effective July 31, 2019. The retirement date for Mr. Sawyer will be later this year with a specific date to be finalized. Messrs Proctor and Sawyer are both founding executives of the bank serving for 24 years from the bank’s opening in 1995 to a $1.1 billion institution with three lines of business and 20 banking offices across three markets. Each has served in the banking industry for over 35 years. In reflecting on the service of Messrs Proctor and Sawyer, First Community President and Chief Executive Officer Mike Crapps commented, “David and Joe have been integral to the success of our company. They helped to build the culture that has sustained us and that is the foundation of all that we do. We have benefited from their leadership and friendship, and while we will miss their advice and counsel, we wish them both well as they move to the next phase of their lives and a well-deserved retirement.”

John “Jack” Walker

Long time First Community employee John “Jack” Walker has been selected as First Community’s new Chief Credit Officer. Mr. Walker has been with the bank for over 10 years and has been a key part of the Credit Administration team working side-by-side with Mr. Proctor and has been a participant in the bank’s Leadership Institute. Mr. Crapps commented, “Jack’s years of service with our bank have well prepared him for this opportunity. Jack understands and is committed to our credit culture and he will provide important continuity for our credit program. Jack has great insight into our customers, markets and bankers and will continue to be a valuable resource to all of these stakeholders.” In reflecting on Mr. Walker’s promotion to the Chief Credit Officer role, Mr. Crapps noted, “Jack brings his passion and enthusiasm to this new role and we are excited about the future of our Credit Administration area under his leadership. We look forward to the contributions he will make as our Chief Credit Officer and as a member of the bank’s Executive Leadership Team.”

The search process for a new Chief Financial Officer is underway with plans to have an overlap with the hiring of the new Chief Financial Officer and Mr. Sawyer’s retirement to ensure a smooth transition.

First Community Corporation common stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank headquartered in the Midlands of South Carolina. First Community Bank operates 20 banking offices located in the Midlands, Upstate and Aiken, South Carolina and Augusta, Georgia. The bank also has two other lines of business, First Community Bank Mortgage and First Community Financial Consultants, a financial planning/investment advisory division.

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